                                                                    EXHIBIT 99.1

                                 PRESS RELEASE:
          BIO-LOGIC REPORTS $0.06 PER SHARE EARNINGS FOR FIRST QUARTER

                     Receives FDA Clearance for Stacked ABR

   Launches Major Educational Marketing Initiative in Hearing Diagnostics and
                                Infant Screening

MUNDELEIN, IL, June 19, 2003 - Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fiscal 2004 first quarter ended May 31, 2003.

Net sales for the first quarter decreased 13 percent to $6.3 million, compared with $7.2 million for the same quarter a year ago, due to lower sales in the company's Neurology business. Gross profit margin increased to 69.3 percent from
68.1 percent, due mainly to continued improvement in cost management. Total operating expense for the quarter was $4.0 million, compared to $4.3 million reported last year. The decrease was due to lower selling, general and administrative expenses, partially offset by lower net capitalized costs in research and development.

Operating income for the quarter was $379,000 compared to $612,000 for the same quarter last year. Net income for the quarter was $274,000 or $0.06 per diluted share, compared to $388,000 or $0.09 per share in the first quarter of fiscal 2003.

Cash at the end of the quarter was $9.8 million, a $.8 million decrease from the balance at the company's February 28, 2003 fiscal year end, due primarily to a reduction in accounts payable. Book value per share grew to $4.42, up from $4.36 at the end of the fiscal year.

"Sales and income for the quarter were down compared to last year due to lower worldwide Neurology sales, which we believe to be a temporary deferral of orders that will come through later in the year," commented Roderick G. Johnson, president and chief operating officer. "Although Neurology had a difficult quarter, we continued to enjoy solid sales on the Hearing side of the business. Domestically, strong diagnostic systems and disposables growth, led by the Ear Muffin(TM) and our proprietary Tree Tip(TM), basically offset lower sales of infant screening products in this maturing market. International also showed good growth across all major product lines, including infant screening and diagnostic systems.

"There were some positive developments in the quarter that we expect to favorably impact sales later in the year. In May, we received FDA 510(k) clearance for Stacked ABR, a product that enables ENT physicians and audiologists to screen patients in their offices for auditory nervous system abnormalities. This technology offers significant savings compared to the more costly alternative of undergoing a MRI procedure. We also released a new patent-pending adapter enabling the Ear Muffin to be used across all competitor product lines, allowing for further penetration of this significant base of disposables business. A recent revision also added the Ear

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Muffin to our Novation hospital alliance contract, which now provides member hospitals a choice of over-the-ear disposable earphones.

"In addition, we launched a new marketing initiative aimed at educating users in the latest technologies and thinking in hearing diagnostics and infant screening through a seminar program being held in 23 cities throughout the U.S., as well as in selected international markets. These seminars utilize a world-class faculty of leading clinical practitioners and researchers, and emphasize our M.A.S.T.E.R(TM) software, used to characterize an infant's hearing loss, and Stacked ABR. The five domestic and nine international seminars held to date have been both well attended and well received. We anticipate that this program, coupled with the continued innovation and enhancement of our Hearing product line, will enable us to make further market gains in this area in the future," Johnson concluded.

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems for use by hospitals, clinics, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Except for descriptions of historical facts, this release contains forward-looking statements that involve known and unknown risks, which may cause the company's actual results in the future to differ materially from those currently anticipated. These results include, among others, fluctuations in sales and operating results; the company's ability to recruit and train the necessary number of sales representatives and installation technicians; risks associated with international operations including monetary crisis; regulatory, competitive and contractual risks; the effects of economic conditions; and the availability of capital to finance planned growth, as well as other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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                     Bio-logic Systems Corp and Subsidiaries
                      Consolidated Statement of Operations
                                    Unaudited
                     In Thousands, Except for Per Share Data

                                                                         Three Months Ended
                                                                               May 31,
                                                                  -------------------------------
                                                                       2003              2002
                                                                  -------------      ------------
NET SALES                                                         $       6,319      $      7,232

COST OF SALES                                                             1,942             2,306
                                                                  -------------      ------------
  Gross Profit                                                            4,377             4,926
                                                                  -------------      ------------

OPERATING EXPENSES:
  Selling, general & administrative                                       2,854             3,337
  Research & development                                                  1,144               977
                                                                  -------------      ------------
     Total operating expenses                                             3,998             4,314
                                                                  -------------      ------------

OPERATING INCOME                                                            379               612

OTHER INCOME (EXPENSE):
  Interest income                                                            16                37
  Interest expense                                                            -                 -
  Miscellaneous                                                               2                (2)
                                                                  -------------      ------------
     Total other income                                                      18                35
                                                                  -------------      ------------

INCOME BEFORE INCOME TAXES                                                  397               647

PROVISION FOR INCOME TAXES                                                  123               259

                                                                  -------------      ------------
NET INCOME                                                        $         274      $        388
                                                                  =============      ============

RETAINED EARNINGS, BEGINNING OF PERIOD                                   13,562            12,112

                                                                  -------------      ------------
RETAINED EARNINGS, END OF PERIOD                                  $      13,836      $     12,500
                                                                  =============      ============

EARNINGS PER SHARE:

  Basic                                                           $        0.07      $       0.09
                                                                  =============      ============

  Diluted                                                         $        0.06      $       0.09
                                                                  =============      ============


BASIC SHARES OUTSTANDING                                              4,197,856         4,193,094

DILUTED SHARES OUTSTANDING                                            4,383,016         4,335,493

                           SELECTED BALANCE SHEET DATA

                                                                    As of                 As of
                                                                   May 31,            February 28,
                                                                    2003                  2003
                                                               -----------------    ---------------
Cash and marketable securities                                    $    9,841          $      10,678
Current assets                                                        20,161                 21,028
Total assets                                                          24,179                 25,190
Current liabilities                                                    4,929                  6,223
Long-term obligations                                                      -                      -
Shareholders' equity                                                  18,569                 18,287